                                                                      EXHIBIT C

                                                                [EXECUTION COPY]



                                VOTING AGREEMENT

                  This VOTING AGREEMENT, entered into as of December 4, 1996 (the "Agreement"), between CENTEX REAL ESTATE CORPORATION, a Nevada corporation ("CREC"), and AL R. GHELFI, JANET M. GHELFI and JANAL LIMITED PARTNERSHIP, an Arizona limited partnership (collectively, the "Shareholder Parties"),


                              W I T N E S S E T H:


                  WHEREAS, in order to induce CREC to enter into an Agreement and Plan of Merger, dated the date hereof (the "Merger Agreement"), with MFH Holding Company, a Nevada corporation, MFH Acquisition Company, an Arizona corporation, Cavco Industries, Inc., an Arizona corporation (the "Company"), and the Shareholder Parties, each of the Shareholder Parties is willing to enter into this Agreement and to vote the shares ("Company Shares") of Common Stock, par value $.05 per share, of the Company owned by it in accordance with the terms and provisions set forth herein;

                  WHEREAS, concurrently with the execution and delivery hereof, and as a further inducement to CREC to enter into the Merger Agreement, the Shareholder Parties are entering into a Stock Purchase Agreement, dated the date hereof (the "Stock Purchase Agreement"), with CREC, pursuant to which the Shareholder Parties have agreed to sell an aggregate of 1,047,288 Company Shares (the "Aggregate Subject Shares") owned by them to CREC in the event that the Merger Agreement is terminated under the circumstances described therein; and

                  WHEREAS, capitalized terms used but not defined in this Agreement have the respective meanings set forth in the Merger Agreement;

                  NOW, THEREFORE, in consideration of the premises, the terms and provisions set forth herein, the mutual benefits to be gained by the performance thereof and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

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
                                    ARTICLE I

                                     VOTING

                  SECTION 1.1. Agreement to Vote. For so long as this Agreement remains in effect, each Shareholder Party shall, at any meeting of the shareholders of the Company (including, but not limited to, the Special Meeting), and in any action by written consent of the shareholders of the Company in lieu of a meeting, vote all of the Company Shares owned by such Shareholder Party as of the date of this Agreement and any additional Company Shares acquired by such Shareholder Party (whether by purchase or otherwise) from time to time after the date hereof (collectively, the "Shares") (i) in favor of the Merger Agreement (as the same may be amended from time to time) and the Merger and the other transactions contemplated by the Merger Agreement and
(ii) against any Acquisition Proposal or any other action or agreement that, directly or indirectly, is inconsistent with the Merger Agreement or the transactions contemplated thereby or that is reasonably likely (a) to impede, interfere with, delay or postpone the Merger or the other transactions contemplated by the Merger Agreement, (b) to result in a breach of any covenant, representation, warranty or any other obligation of Company under the Merger Agreement or (c) to cause any conditions to the obligations of the parties under the Merger Agreement not to be fulfilled. The obligation of each Shareholder Party to vote the Shares owned by it in the manner set forth in this Section 1.1 shall be unconditional; provided, however, that such obligation shall be suspended for so long as there shall be issued and in effect any order, writ, injunction, judgment or decree of any federal or state court or other Governmental Authority which has the effect of making illegal, impeding or otherwise restraining or prohibiting such Shareholder Party from voting the Shares owned by it in the manner set forth herein.


                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES

                  The Shareholder Parties jointly and severally represent and warrant to CREC as follows:

                  SECTION 2.1. Authority; Binding Effect. Each Shareholder Party has all necessary power and authority to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. In the case of any Shareholder Party that is a partnership, the execution and delivery of this Agreement by such Shareholder Party have been duly and validly authorized by all necessary partnership

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
action on the part of such Shareholder Party and all necessary action on the part of its partners, and no other proceedings or actions on the part of or with respect to such Shareholder Party or its partners are necessary to authorize this Agreement, the performance by such Shareholder Party of its obligations hereunder or the consummation by such Shareholder Party of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each Shareholder Party and constitutes a legal, valid and binding obligation of each of them, enforceable against each Shareholder Party in accordance with the terms hereof.

                  SECTION 2.2. Absence of Conflicts. The execution and delivery by the Shareholder Parties of this Agreement, the performance by them of their obligations hereunder and the consummation by them of the transactions contemplated hereby will not (i) in the case of a Shareholder Party that is a partnership, conflict with, or result in any violation or breach of, any provision of the partnership agreement of such Shareholder Party or the Charter, Bylaws or other constitutive instruments of any of its partners, (ii) conflict with, result in any violation or breach of, constitute a default under, give rise to any right of termination or acceleration (with or without notice or the lapse of time or both) pursuant to, or result in being declared void, voidable or without further effect, any term or provision of any material note, bond, mortgage, indenture, lease, franchise, permit, license, Contract or other instrument or document to which the any of the Shareholder Parties is a party or by which its properties or assets are bound or (iii) conflict with, or result in any violation of, any law, ordinance, statute, rule or regulation of any Governmental Authority or of any order, writ, injunction, judgment or decree of any court, arbitrator or Governmental Authority applicable to the Shareholder Parties or their respective properties or assets.

                  SECTION 2.3. Governmental Consents and Filings. There is no requirement applicable to any of the Shareholder Parties to obtain any Consent of, or to make or effect any declaration, filing or registration with, any Governmental Authority for the valid execution and delivery by the Shareholder Parties of this Agreement, the due performance by them of their obligations hereunder or the lawful consummation by them of the transactions contemplated hereby, except for any filings required to be made by the Shareholder Parties in connection with this Agreement pursuant to Section 13(d) of the Exchange Act and the rules and regulations promulgated by the Commission thereunder.

                  SECTION 2.4. Title to Shares. As of the date hereof, each Shareholder Party is the record and beneficial owner of the number of Shares set forth opposite the name of such Shareholder Party on Exhibit A. The Shares set forth opposite the name of each Shareholder Party on such exhibit are the only Company Shares owned by such Shareholder Party. The Shares are, or, if acquired after the date hereof, will be, owned by the Shareholder Parties free and clear of all Encumbrances, except for those provided for under the express terms of this Agreement, the Merger Agreement and the Stock Purchase Agreement. The Shareholder Parties have not appointed or granted any proxy, which appointment or grant is still effective, with respect to any of the Shares.


                                   ARTICLE III

                                    COVENANTS

                  Each of the Shareholder Parties hereby covenants and agrees as follows:

                  SECTION 3.1.  No Encumbrances on or Transfer of Shares.

                  (a) Except pursuant to the terms of this Agreement, the Merger Agreement or the Stock Purchase Agreement, for so long as this Agreement remains in effect, no Shareholder Party shall directly or indirectly sell, convey or transfer record or beneficial ownership of any Shares by any means whatsoever to any Person, without the prior written consent of CREC. Without limiting the generality of the foregoing, for so long as this Agreement remains in effect, no Shareholder Party shall, directly or indirectly, (i) except pursuant to the terms of this Agreement, grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the Shares or (ii) except pursuant to the terms of the Merger Agreement or the Stock Purchase Agreement or as permitted pursuant to paragraph (b) below, sell, assign, transfer, encumber or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the direct or indirect sale, assignment, transfer, encumbrance or other disposition of, any Shares, in each case without the prior written consent of CREC. If requested by CREC, the Shareholder Parties shall cause an appropriate legend referring to the restrictions provided for in this Section 3.1(a) to be placed on the certificates evidencing the Shares.

                  (b) Notwithstanding the provisions of paragraph (a) above, a Shareholder Party may sell, assign, transfer, encumber or otherwise dispose of any Shares owned by such Shareholder to a Permitted Transferee (as hereinafter defined) without the consent of CREC, but only if (i) the certificate or certificates evidencing such Shares bear an appropriate legend referring to the restrictions provided for in this Section 3.1 and (ii) the Permitted Transferee shall have executed, as a condition to obtaining ownership of such Shares, an appropriate document (a "Supplemental Agreement") in which the Permitted Transferee agrees that its ownership of such Shares shall be subject to, and that the Permitted Transferee shall comply with, all of the terms and conditions of this Agreement (including, but not limited to, the restrictions on the sale, assignment, transfer, encumbrance or other disposition of Shares set forth in this Section 3.1) and that the Permitted Transferee shall not sell, assign, transfer, encumber or otherwise dispose of any Shares owned by it except in compliance with the provisions hereof and in which the Permitted Transferee confirms that the representations and warranties contained in Article II are true and correct with respect to such Permitted Transferee as of the date of the Supplemental Agreement and (iii) the Supplemental Agreement shall have been promptly delivered to CREC and approved (as to its conformity with the requirements of this Section 3.1(b)) by it in its reasonable discretion prior to the acquisition by such Permitted Transferee of the Shares. CREC shall not unreasonably withhold or delay its approval of any Supplemental Agreement. As used herein, (i) the term "Permitted Transferee" means, with respect to a Shareholder Party, any person that is a Shareholder Party named in this Agreement and any spouse or lineal ancestor or descendant of any such Shareholder Party, any entity the entire equity interest in which is owned by any of the foregoing persons, any Qualified Ghelfi Trust and any executor or administrator of the estate of any of the foregoing persons and (ii) the term "Qualified Ghelfi Trust" means any trust of which the sole trustees are persons who are named as Shareholder Parties in this Agreement or any spouse or lineal ancestor or descendant of any such Shareholder Party and the sole beneficiaries of which are any of the foregoing persons or any charity designated from time to time by the grantors or trustees of such trust.

                  SECTION 3.2. Best Efforts. Each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations and which may be required under any agreements, Contracts, commitments, instruments, understandings, arrangements or restrictions of any kind to which it is a party or by which it is or may be bound, in order to effectuate the transactions contemplated by this Agreement, to obtain all necessary waivers, Consents and approvals from, and effect all necessary registrations and filings with, any Governmental Authorities, and to rectify any event or circumstances which could impede the effectuation of the transactions contemplated hereby.


                                   ARTICLE IV

                                  MISCELLANEOUS

                  SECTION 4.1. Expenses. All fees and expenses incurred by any of the parties hereto in connection with this Agreement or any of the transactions contemplated hereby shall be borne and paid solely by the party incurring such fees and expenses.

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
                  SECTION 4.2. Further Assurances. Each of the Shareholder Parties shall execute and deliver, or cause to be executed and delivered, at the expense of CREC, all such other and further documents and instruments and take all such further actions as may be reasonably necessary in order to effectuate the transactions contemplated by this Agreement.

                  SECTION 4.3. Action in Shareholder Capacity Only. Each of the Shareholder Parties makes no agreement or understanding herein as a director or officer of Company. Each of the Shareholder Parties is entering into this Agreement solely in his, her or its capacity as a record and beneficial owner of Shares, and nothing contained herein shall limit or affect, or impose any obligations with respect to, any actions taken by a Shareholder Party in his, her or its capacity as a director or officer of Company.

                  SECTION 4.4. Termination. This Agreement shall terminate on the earliest of (i) the Effective Time of the Merger, (ii) the consummation of the purchase by CREC of the Aggregate Subject Shares pursuant to the Stock Purchase Agreement, (iii) the failure or refusal of CREC to consummate the purchase of the Aggregate Subject Shares pursuant to the Stock Purchase Agreement for a period of more than ten days after the Closing Date (as defined in the Stock Purchase Agreement) in accordance with Section 1.3 of the Stock Purchase Agreement or (iv) one year from the date of this Agreement.

                  SECTION 4.5. Notices. All notices and other communications hereunder shall be in writing and shall be given by delivery in person, by registered or certified mail (return receipt requested and with postage prepaid thereon) or by cable, telex or facsimile transmission to the parties at their respective addresses set forth in Section 11.3 of the Merger Agreement (or at such other address as any party shall have furnished to the others in accordance with the terms of this Section 4.5). All notices and other communications hereunder that are addressed as provided in or pursuant to this Section 4.5 shall be deemed duly and validly given (a) if delivered in person, upon delivery, (b) if delivered by registered or certified mail (return receipt requested and with postage paid thereon), 72 hours after being placed in a depository of the United States mails and (c) if delivered by cable, telex or facsimile transmission, upon transmission thereof and receipt of the appropriate answerback.

                  SECTION 4.6. Amendment; Waiver. The terms and provisions of this Agreement may be modified or amended only by a written instrument executed by each of the parties hereto, and compliance with any term or provision hereof may be waived only by a written instrument executed by each party entitled to the benefits of the same. No failure to exercise any right, power or privilege hereunder shall operate as a waiver thereof,

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
nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege granted hereunder.

                  SECTION 4.7. Entire Agreement. This Agreement (including the Exhibit hereto) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior written or oral agreements and understandings and all contemporaneous oral agreements and understandings among the parties or any of them with respect to the subject matter hereof.

                  SECTION 4.8. Parties in Interest; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns (it being understood and agreed that nothing contained in this Agreement is intended to confer any rights, benefits or remedies of any kind or character on any other Person under or by reason of this Agreement). No party may delegate any of its obligations or assign or otherwise transfer any its rights under this Agreement without the prior written consent of each of the other parties. Any attempted or purported assignment, delegation or other transfer by any party in violation of this Section 4.8 shall be null and void.

                  SECTION 4.9. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without regard to any principles of conflicts of laws that would result in the application of the laws of any other jurisdiction.

                  SECTION 4.10. Severability. In the event that any provision contained herein shall be held to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of any such provision in every other respect and the validity, legality and enforceability of the remaining provisions contained in this Agreement shall not be in any way impaired thereby.

                  SECTION 4.11. Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the Shareholder Parties in accordance with the terms hereof. Accordingly, the parties agree that CREC shall be entitled to injunctive relief to prevent breaches of the terms of this Agreement and to specific performance of the terms hereof, in addition to any other remedy now or hereafter available at law or in equity, or otherwise.

                  SECTION 4.12. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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
                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.


                                       CENTEX REAL ESTATE CORPORATION


                                       By: /s/ LAURENCE E. HIRSCH
                                           _____________________________________
                                                Laurence E. Hirsch
                                                Chairman of the Board




                                       /s/ AL R. GHELFI
                                       ________________________________________
                                       Al R. Ghelfi


                                       /s/ JANET M. GHELFI
                                       ________________________________________
                                       Janet M. Ghelfi

                                  JANAL LIMITED PARTNERSHIP

                                  By: THE 1994 ALSONS TRUST, created
                                         February 9, 1994, general partner



                                  By: /s/ JANET M. GHELFI
                                     __________________________________________
                                          Janet M. Ghelfi,
                                          Independent Trustee


                                  By: /s/ AL R. GHELFI
                                      __________________________________________
                                          Al R. Ghelfi,
                                          Family Trustee

                                  By: ALFRED AND JANET GHELFI TRUST,
                                       created August 24, 1989, general partner




                                  By: /s/ AL R. GHELFI
                                      __________________________________________
                                          Al R. Ghelfi,
                                          Trustee


                                  By: /s/ JANET M. GHELFI
                                      __________________________________________
                                          Janet M. Ghelfi,
                                          Trustee

                                                                       EXHIBIT A
                                                           (to Voting Agreement)

                                 COMPANY SHARES
                        OWNED BY THE SHAREHOLDER PARTIES



                                                        NUMBER
SHAREHOLDER PARTIES                                    OF SHARES
-------------------                                    ---------
Al R. Ghelfi and Janet M. Ghelfi                         180,729
Janal Limited Partnership                              1,650,000
                                                       ---------
                               Total                   1,830,729
                                                       =========